EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

FOREIGN  SUBSIDIARIES:

     Insightful SAS, a French subsidiary
     Insightful AG, a Swiss subsidiary
     Insightful Limited, a United Kingdom subsidiary

DOMESTIC SUBSIDIARIES:

     Statistical Sciences, Inc., a Massachusetts subsidiary


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